Exhibit 10.36
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT OF KEVIN C. BURNS
     WHEREAS, AMICAS, Inc. (the “Company”) and Kevin C. Burns (“Executive”) entered into an employment agreement as of April 7, 2008, which was amended by agreement dated December 31, 2008 (collectively the “Agreement”);
     Whereas, the Company and Executive desire to further amend the Agreement; and
     Whereas, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
     NOW THEREFORE, the Agreement is hereby amended as follows.
1.	Section 3H is hereby deleted in its entirety and replaced with the following:
     “H. The severance payments, COBRA payments and any obligation to pay a bonus (“Severance”) as may be set forth in Sections 3B and 3C above are subject to termination as follows:
          (i) For a six (6) month period immediately following termination of the Executive’s employment with the Company, and not foregoing any other rights the Company may have, any obligation for the Company to pay Severance to Executive shall immediately terminate as of the date the Executive becomes employed by a Competitor, as defined in the Non-Compete and Non-Disclosure Agreement (Exhibit 1).
For a six (6) month period immediately following termination of the Executive’s employment with the Company, the Executive agrees to notify the Company in writing upon his acceptance of employment with a Competitor.”
     2. Except as specifically modified herein, the terms of the Agreement, and all terms and conditions of your employment with Company shall remain in full force and effect.

     IN WITNESS WHEROF, each of the parties has caused this Second Amendment to be executed as of February 10, 2009.

Executive:	Company:

/s/ Kevin C. Burns Kevin C. Burns	/s/ John J. Sviokla AMICAS, Inc.

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